Exhibit 4.2

REMARKETING AGREEMENT

March 12, 2008

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, NY 10010

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Banc of America Securities LLC

9 West 57th Street

New York, NY 10019

UBS Securities LLC

299 Park Avenue

New York, NY 10171

The Bank of New York, as Purchase Contract Agent

101 Barclay Street, Floor 8W

New York, NY 10286

Attention: Corporate Trust Division – Corporate Finance Unit

Ladies and Gentlemen:

This Agreement is dated as of March 12, 2008 (the “Agreement”) among Ambac Financial Group, Inc., a Delaware corporation (the “Company”), Credit Suisse Securities (USA) LLC (“Credit Suisse”), Citigroup Global Markets Inc. (“Citigroup”), Banc of America Securities LLC (“Banc of America”), UBS Securities LLC (“UBS”) and The Bank of New York, a New York banking corporation, not individually but solely as Purchase Contract Agent (the “Purchase Contract Agent”) and as attorney-in-fact of the holders of Purchase Contracts (as defined in the Purchase Contract Agreement referred to below).

SECTION 1. Definitions.

(a) Capitalized terms used and not defined in this Agreement shall have the meanings set forth in the Purchase Contract Agreement, dated as of March 12, 2008, between the Company and The Bank of New York, as Purchase Contract Agent, as amended from time to time (the “Purchase Contract Agreement”).

(b) As used in this Agreement, the following terms have the following meanings:

“430B Information” means information included in a prospectus then deemed to be a part of the Registration Statement pursuant to Rule 430B(e) or retroactively deemed to be a part of the Registration Statement pursuant to Rule 430B(f).

“Agreement” has the meaning set forth in the first paragraph hereof.

“Ambac Assurance” has the meaning set forth in Section 3(g).

“Applicable Time” has the meaning set forth in Section 3(a).

“Citigroup” has the meaning set forth in the first paragraph hereof.

“Commencement Date” has the meaning set forth in Section 3.

“Commission” means the Securities and Exchange Commission.

“Company” has the meaning set forth in the first paragraph hereof.

“Coupon Rate” means the percentage rate per annum at which each Senior Note will bear interest initially.

“Credit Suisse” has the meaning set forth in the first paragraph hereof.

“Final Prospectus” means the Statutory Prospectus that discloses the Reset Rate, other 430B Information and other final terms of the Remarketed Senior Notes and otherwise satisfies Section 10(a) of the Securities Act.

“First Closing Date” has the meaning set forth in Section 3(a).

“General Disclosure Package” has the meaning set forth in Section 3(c).

“Indemnified Party” has the meaning set forth in Section 8(a).

“Indenture” means the senior indenture, dated as of February 15, 2006 (“Base Indenture”), between the Company and The Bank of New York, as trustee (“Trustee”), as amended and supplemented from time to time, including without limitation, by the Supplemental Indenture, and by the supplemental indenture, if any, to be dated the Remarketing Settlement Date with respect to the Remarketed Senior Notes (collectively, “Indenture”).

“Initial Remarketing” has the meaning set forth in Section 2(b).

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act.

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole.

“Maturity Date” means February 15, 2021.

“Permitted Free Writing Prospectus” has the meaning set forth in Section 5(m).

“Purchase Contract Agent” has the meaning set forth in the first paragraph hereof.

“Purchase Contract Agreement” has the meaning set forth in the first paragraph hereof.

“Redemption Provisions” has the meaning set forth in the Supplemental Indenture.

“Registration Statement” at any particular time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and all 430B Information with respect thereto, that in any case has not been superseded or modified, covering, inter alia, registering the offer and sale of the Remarketed Senior Notes. For purposes of this definition, 430B Information shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

“Remarketed Senior Notes” means (a) the Senior Notes underlying the Pledged Applicable Ownership Interests in Senior Notes and (b) the Separate Senior Notes of the Holders of Separate Senior Notes, if any, who have elected to have their Separate Senior Notes be remarketed in such Remarketing pursuant to the terms of the Purchase Contract Agreement, each as identified to the Remarketing Agent by the Purchase Contract Agent and the Custodial Agent, respectively, by the close of business on the second Business Day immediately preceding the Initial Remarketing Date.

“Remarketing” means the remarketing of the Remarketed Senior Notes pursuant to this Agreement.

“Remarketing Agent” means any of Credit Suisse, Citigroup, Banc of America or UBS, as appointed as the Remarketing Agent by the Company pursuant to Section 2(a).

“Remarketing Agent Candidates” has the meaning set forth in Section 10.

“Remarketing Agent Indemnified Party” has the meaning set forth in Section 8(b).

“Remarketing Date” means the Initial Remarketing Date, any Subsequent Remarketing Date or the Final Remarketing Date, as the context requires.

“Remarketing Fee” has the meaning set forth in Section 4(a).

“Remarketing Materials” means the Statutory Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus, any “road show” (as defined in Rule 433 of the Securities Act) not constituting an Issuer Free Writing Prospectus, and any other information (including any amendments or supplements thereto) furnished by the Company to the Remarketing Agent for distribution to investors in connection with the Remarketing.

“Remarketing Price” has the meaning set forth in Section 2(b).

“Reset Rate” has the meaning set forth in Section 2(e).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Securities” has the meaning set forth in Section 11.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Notes” means the series of notes designated as the 9.50% Senior Notes due 2021, as issued by the Company on the date hereof.

“Statutory Prospectus” with reference to any particular time means the prospectus relating to the Remarketed Senior Notes that is included in the Registration Statement immediately prior to that time, including all 430B Information with respect to the Registration Statement. For purposes of the foregoing definition, 430B Information shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) and not retroactively.

“Subsequent Remarketing” has the meaning set forth in Section 2(c).

“Subsequent Remarketing Date” has the meaning set forth in Section 2(c).

“Transaction Documents” means this Agreement, the Purchase Contract Agreement, the Pledge Agreement and the Indenture, in each case as amended or supplemented from time to time.

“Wisconsin COI” has the meaning set forth in Section 3(g).

SECTION 2. Appointment and Obligations of the Remarketing Agent.

(a) On or before the 20th Business Day prior to the Initial Remarketing Date, the Company shall send written notice appointing any of Credit Suisse, Citigroup, Banc of America or UBS as the exclusive Remarketing Agent for the purpose of (i) Remarketing the Remarketed Senior Notes, (ii) determining, in consultation with the Company, in the manner provided for herein and in the Purchase Contract Agreement and the Indenture, the Reset Rate for the Senior Notes, (iii) consulting with the Company regarding the Company’s election whether to modify the Maturity Date or Redemption Provisions of the Senior Notes, and (iv) performing such other duties as are assigned to the Remarketing Agent in the Transaction Documents. Each of Credit Suisse, Citigroup, Banc of America and UBS hereby agrees that if the Company chooses to appoint it as the Remarketing Agent, it shall, subject to the terms and conditions set forth herein, accept such appointment by the Company as the exclusive Remarketing Agent.

(b) The Remarketing Agent shall use its reasonable efforts to remarket (the “Initial Remarketing”) on the Initial Remarketing Date the Remarketed Senior Notes, at a price that results in proceeds at least equal to 100% of the sum of the Treasury Portfolio Purchase Price and the Separate Senior Notes Purchase Price (the “Remarketing Price”).

(c) In the case of a Failed Remarketing on the Initial Remarketing Date, and so long as no Successful Remarketing has occurred, the Remarketing Agent shall, on each of the four succeeding Business Days until a Successful Remarketing occurs (each such date, a “Subsequent Remarketing Date” and a Remarketing on a Subsequent Remarketing Date, a “Subsequent Remarketing”), the Remarketing Agent shall use its reasonable efforts to effect such Subsequent Remarketing in order that such Subsequent Remarketing shall be a Successful Remarketing in each case for settlement on the Remarketing Settlement Date.

(d) If a Successful Remarketing occurs on any Remarketing Date, no further attempts will be made to remarket.

(e) In connection with each Remarketing, the Remarketing Agent shall determine, in consultation with the Company, the rate per annum, rounded to the nearest one-thousandth (0.001) of one percent per annum, that the Senior Notes should bear (the “Reset Rate”) in order for the Remarketed Senior Notes to have an approximate aggregate market value equal to the Remarketing Price and that the Remarketing Agent reasonably believes will enable it to remarket all of the Remarketed Senior Notes at the Remarketing Price in such Remarketing, provided that such rate shall not exceed the maximum interest rate permitted by applicable law.

(f) In connection with each Remarketing, the Company shall consult with the Remarketing Agent regarding the Company’s election whether to modify the Maturity Date and Redemption Provisions of the Senior Notes.

(g) [Intentionally Omitted.]

(h) If a Failed Remarketing shall have occurred, the Remarketing Agent shall advise by telephone (promptly confirmed in writing) the Depositary, the Purchase Contract Agent and the Company of any such Failed Remarketing. Whether or not there has been a Failed Remarketing will be determined in the sole reasonable discretion of the Remarketing Agent. In the event that a Successful Remarketing has not occurred by the Final Remarketing Date, the Remarketing Agent shall return Separate Senior Notes submitted for Remarketing, if any, to the Custodial Agent for distribution to the appropriate Holders.

(i) In the event of a Successful Remarketing, by approximately 4:30 p.m. (New York City time) on the applicable Remarketing Date, the Remarketing Agent shall advise, by telephone (confirmed promptly in writing):

(i) the Depositary, the Purchase Contract Agent and the Company of the Reset Rate determined by the Remarketing Agent in such Remarketing;

(ii) each purchaser (or the Depositary Participant thereof) of Remarketed Senior Notes of the Reset Rate and the number of Remarketed Senior Notes such purchaser is to purchase; and

(iii) each such purchaser (if other than a Depositary Participant) to give instructions to its Depositary Participant to pay the purchase price no later than the Remarketing Settlement Date in same day funds against delivery on the Remarketing Settlement Date of the Remarketed Senior Notes purchased through the facilities of the Depositary.

The Remarketing Agent shall also, if required by the Securities Act or the rules and regulations promulgated thereunder, deliver to each purchaser a Statutory Prospectus in connection with the Remarketing.

(j) The proceeds from a Successful Remarketing (i) with respect to the Senior Notes underlying the Applicable Ownership Interests in Senior Notes that are components of the Corporate Units, shall be paid to the Collateral Agent in accordance with Section 5.08 of the Pledge Agreement, as the case may be, and Section 5.02 of the Purchase Contract Agreement and (ii) with respect to the Separate Senior Notes, shall be paid to the Custodial Agent for payment to the holders of such Separate Senior Notes in accordance with Section 5.02 of the Purchase Contract Agreement and Section 5.08 of the Pledge Agreement.

(k) It is understood and agreed that the Remarketing Agent shall not have any obligation whatsoever to purchase any Remarketed Senior Notes, whether in the Remarketing or otherwise, and shall in no way be obligated to provide funds to make payment upon tender of Senior Notes for Remarketing or to otherwise expend or risk its own funds or incur or to be exposed to financial liability in the performance of its duties under this Agreement, and without limitation of the foregoing, the Remarketing Agent shall not be deemed an underwriter of the Remarketed Senior Notes. The Company shall similarly not be obligated in any case to provide funds to make payment upon tender of the Senior Notes for Remarketing.

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants (i) on and as of the date any Remarketing Materials are first distributed in connection with the Remarketing (to the extent such representations and warranties are applicable as of such date) (the “Commencement Date”), (ii) on and as of the applicable Remarketing Date and (iii) on and as of the Remarketing Settlement Date, that:

(a) Each of the representations and warranties of the Company as set forth in Section 2 (except for clauses (e), (k), (l), (n), (o), (p), (q), (r), (s), (y), (bb), (jj), (ll), (nn) and (oo) of such section and the first paragraph of clause (a)) of the Underwriting Agreement dated as of March 6, 2008 relating to the issuance of Equity Units by the Company among the Company and the representatives of the underwriters identified in Schedule A thereto (the “Underwriting Agreement”), is true and correct as if made on each of the dates specified above; provided that for purposes of this Section 3(a), any reference in such section of the Underwriting Agreement to (i) the “Underwriter” or “Underwriters” or the “Representative” or “Representatives” shall be deemed to refer to the Remarketing Agent, (ii) the “Offered Securities”, “Component Securities” and “Senior Notes” shall be deemed to refer to the Remarketed Senior Notes, (iii) the “Registration Statement”, the “Final Prospectus”, the “Statutory Prospectus” and the “Issuer Free Writing Prospectus” shall be deemed to refer to such terms as defined herein, (iv) the “First Closing Date”, the “Optional Closing Date” and the “Closing Date” shall be each deemed to refer to the Remarketing Settlement Date, (v) “Applicable Time” shall be deemed to refer to the time immediately prior to the time at which sales of the Remarketed Senior Notes are confirmed with investors therein on the Remarketing Date, (vi) the “Indenture” shall be deemed to refer to such term as defined herein; (vii) the “Securities Agreements” shall be deemed to refer to the “Transaction Documents”; (viii) the “Common Stock Underwriting Agreement” and “Private Placement Agreement” shall be removed; (ix) “this Agreement”, the “Remarketing Agreement”, “hereof”, “herein” and all references of similar import, shall be deemed to mean and refer to this Remarketing Agreement and (x) “the date hereof”, “the date of this Agreement” and all similar references shall be deemed to refer to the applicable Remarketing Date; provided further that if the Company is not a “well known seasoned issuer” at such time, the representations in Sections 2(c) and (d) of the Underwriting Agreement shall be replaced with representations applicable to and customary for Commission filers that are not “well known seasoned issuers”.

(b) Registration Statement. The Company has filed with the Commission a registration statement on Form S-3, including a related Statutory Prospectus or Statutory Prospectuses, covering the registration of the Remarketed Senior Notes under the Securities Act, and will use its commercially reasonable efforts to ensure that such registration statement will become and remain effective through the Remarketing Settlement Date.

(c) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the most recent Statutory Prospectus distributed to investors generally, and the other information, if any, that will be included in any term sheet prepared pursuant to Section 5(n) to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus or any “road show” (as defined in Rule 433 of the Securities Act) not constituting an Issuer Free Writing Prospectus, in each case when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Remarketing Agent specifically for use therein, it being understood and agreed that the only such information furnished to the Company by the Remarketing Agent consists of the information described as such in Section 8(a) herein.

(d) Accurate Disclosure. The statements in or incorporated by reference into the Registration Statement, General Disclosure Package and the Final Prospectus under headings substantially similar to “Description of the Remarketed Senior Notes”, “Description of Debt Securities”, “Business—Insurance Regulatory Matters”, “Business—Business Segments—Reinsurance” and “Certain United States Federal Income Tax Consequences”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings in all material respects and present the information required to be shown therein.

(e) Defaults. No default or event of default, and no event that with the passage of time or the giving of notice or both would become an event of default, has occurred and is continuing, under any of the Securities Agreements (as defined in the Underwriting Agreement).

(f) The Remarketing Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law). This Agreement conforms in all material respects to the respective statements relating thereto contained in the General Disclosure Package and in the Final Prospectus.

(g) Statutory Financial Statements. The (i) audited statutory financial statements of Ambac Assurance Corporation (“Ambac Assurance”) for the most recent fiscal year ended that have been filed with Office of the Commissioner of Insurance for the State of Wisconsin (“Wisconsin COI”) have been prepared and fairly present in all material respects the admitted assets, liabilities, surplus, results of operations and cash flows of Ambac Assurance at the dates and for the periods (as the case may be) indicated, in accordance with statutory accounting practices prescribed or permitted by the Wisconsin COI consistently applied throughout such period (excepted as specified therein); and (ii) unaudited quarterly statutory financial statements of Ambac Assurance for the interim quarter-ends since such fiscal year end-date that have been required to be filed with the Wisconsin COI have been prepared using the same statutory accounting principles applied on a basis consistent with Ambac Assurance’s audited statutory financial statements referenced in clause (i) above.

SECTION 4. Fees.

(a) In the event of a Successful Remarketing of the Remarketed Senior Notes, the Company shall pay the Remarketing Agent a remarketing fee typical for a transaction of this type, to be reasonably agreed upon in writing by the Company and the Remarketing Agent prior to any such Remarketing (the “Remarketing Fee”). Such Remarketing Fee shall be paid by the Company on the Remarketing Settlement Date in cash by wire transfer of immediately available funds to accounts designated by the Remarketing Agent.

SECTION 5. Covenants of the Company. The Company covenants and agrees as follows:

(a) The Company shall prepare the Registration Statement and the Statutory Prospectus (including the Final Prospectus), in a form reasonably approved by the Remarketing Agent, shall file any such Statutory Prospectus (including the Final Prospectus) pursuant to the Securities Act within the period required by the Securities Act and the rules and regulations thereunder and shall use its commercially reasonable best efforts to cause the Registration Statement to be declared effective by the Commission prior to the second Business Day immediately preceding the Initial Remarketing Date.

(b) From the Commencement Date through the Remarketing Settlement Date, the Company shall promptly notify the Remarketing Agent in writing of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus, including the Final Prospectus, at any time and will offer the Remarketing Agent a reasonable opportunity to comment on any such amendment or supplement, and shall also promptly file with the Commission any amendment to the Registration Statement or any Statutory Prospectus or any supplement to any Statutory Prospectus that may, in the reasonable judgment of the Company or the Remarketing Agent, be required by the Securities Act or requested by the Commission; provided, that the Company shall not file any such amendment or supplement that shall be reasonably disapproved by the Remarketing Agent (except for any filing or report required, in the reasonable judgment of the Company, by the Exchange Act) promptly after reasonably notice of such disapproval.

(c) The Company shall advise the Remarketing Agent, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Final Prospectus or any amended Final Prospectus has been filed and to furnish the Remarketing Agent with copies thereof.

(d) The Company shall file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Final Prospectus and for so long as the delivery of a Final Prospectus is required in connection with the offering or sale of the Remarketed Senior Notes.

(e) The Company shall file all Issuer Free Writing Prospectuses required to be filed by the Company with the Commission pursuant to Rule 433(d) under the Securities Act.

(f) The Company shall advise in writing the Remarketing Agent, promptly after it receives notice thereof, of (i) the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Statutory Prospectus, including the Final Prospectus, of the suspension of the qualification of any of the Remarketed Senior Notes for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the Registration Statement or any Statutory Prospectus (including the Final Prospectus) or for additional information, and (ii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Remarketed Senior Notes in any jurisdiction or the institution or threatening of any proceedings for such purpose; and, in the event of the issuance of any stop order or of any order preventing or suspending the use of any Statutory Prospectus, including the Final Prospectus, or suspending any such qualification as described in (i) and (ii), to use promptly its commercially reasonable best efforts to obtain its withdrawal.

(g) The Company shall furnish promptly to the Remarketing Agent such copies of the following documents as the Remarketing Agent shall reasonably request: (A) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits); (B) the Statutory Prospectus, including the Final Prospectus, and any amendments or supplements thereto; and (C) any document, consent or certificate incorporated by reference in the Statutory Prospectus (excluding exhibits thereto); and, if at any time when delivery of a prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is required (or but for the exemption in Rule 172 of the Securities Act would be required) in connection with the Remarketing, any event shall have occurred as a result of which the Statutory Prospectus, including the Final Prospectus, as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Statutory Prospectus, including the Final Prospectus (or in lieu thereof, the notice referred to in Rule 173(a) under the Securities Act) is delivered, not misleading, or if for any other reason it shall be necessary during such same period to amend or supplement the Statutory Prospectus, including the Final Prospectus, or to file under the Exchange Act any document incorporated by reference in the Statutory Prospectus, including the Final Prospectus, in order to comply with the Securities Act or the Exchange Act, to notify the Remarketing Agent and, upon its request, to file such document and to prepare and furnish without charge to the Remarketing Agent and to any dealer in securities as many copies as the Remarketing Agent may from time to time reasonably request of an amended or supplemented Statutory Prospectus that will correct such statement or omission or effect such compliance.

(h) The Company will timely file all reports required to be filed under the Exchange Act as necessary in order to make generally available to its securityholders an earning statement satisfying the provisions of Section 11(a) of the Act and Rule 158 promulgated thereunder.

(i) The Company shall take such action as the Remarketing Agent may reasonably request in order to qualify the Remarketed Senior Notes for offer and sale under the securities or “blue sky” laws of such jurisdictions as the Remarketing Agent may reasonably request; provided that in no event shall the Company be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction.

(j) The Company shall furnish the Remarketing Agent with such information and documents as the Remarketing Agent may reasonably request in connection with the transactions contemplated hereby, and make reasonably available to the Remarketing Agent and any accountant, attorney or other advisor retained by the Remarketing Agent such information that parties would customarily require in connection with a due diligence investigation conducted in accordance with applicable securities laws and use reasonable best efforts to cause the Company’s officers, directors, employees and accountants to participate, upon reasonable notice and for a reasonable period of time, in such discussions at times reasonably agreed upon and to supply all such information reasonably requested by any such Person in connection with such investigation.

(k) The Company will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use its reasonable best efforts to cause the Company’s directors and officers, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act, unless any failure to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect and provided that any non-compliance would not be reasonably likely to adversely affect the performance by the Company of its obligations under this Agreement, the other Transaction Documents or the Remarketed Senior Notes (including the issuance and sale of the Remarketed Senior Notes).

(l) Between the Commencement Date and the Remarketing Settlement Date, the Company will not, without the prior written consent of the Remarketing Agent, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise dispose of, securities substantially similar to the Remarketed Senior Notes.

(m) The Company represents and agrees that, unless it obtains the prior consent of the Remarketing Agent, and the Remarketing Agent represents and agrees that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Remarketed Senior Notes that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405 of the Securities Act, required to be filed with the Commission. Any such free writing prospectus consented to in writing by the Company and the Remarketing Agent is hereinafter referred to as a “Permitted

Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433 of the Securities Act, and has complied and will comply with the requirements of Rules 164 and 433 of the Securities Act applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

(n) The Company will prepare a final term sheet relating to the Remarketed Senior Notes, containing only information that describes the final terms of the Remarketed Senior Notes after providing the Remarketing Agent and its legal counsel with a reasonable opportunity to review and comment on such final term sheet (such final term sheet to be in form and substance as last reviewed by the Remarketing Agent and the Company), and will file such final term sheet within the period required by Rule

433(d)(5)(ii) of the Securities Act following the date such final terms have been established for the Remarketed Senior Notes. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement.
The Company also consents to the use by the Remarketing Agent of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Remarketed Senior Notes or the Remarketing or (y) information that describes the final terms of the Remarketed Senior Notes or the Remarketing and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not “issuer information,” as defined in Rule 433 of the Securities Act, it being understood that any such free writing prospectus referred to in clause (i) or (ii) above shall not be an Issuer Free Writing
Prospectus for purposes of this Agreement.

SECTION 6. Payment of Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including but not limited to any filing fees and other expenses (including fees, expenses and disbursements of the Company’s and Remarketing Agent’s respective counsel and the Company’s accountants and other advisors and agents) incurred in connection with (i) the preparation, printing, filing and distribution of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto; (ii) expenses incurred in preparing, printing and distributing any Statutory Prospectuses, Issuer Free Writing Prospectuses, the Final Prospectus and any other Remarketing Materials (including any amendments and supplements thereto) to the Remarketing Agent; (iii) qualification of the Remarketed Senior Notes for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Remarketing Agent designates and the preparation and printing of memoranda relating thereto (including filing fees and the reasonable fees and disbursements of counsel for the Remarketing Agent in connection therewith and in connection with the preparation of any survey of the blue sky laws and any legal investment survey, or any supplements thereto, together with the costs of the preparation, printing and delivery of any such surveys to the Remarketing Agent); (iv) the preparation, issuance and delivery of the Remarketed Senior Notes to the Remarketing Agent, including any taxes or other duties payable upon the sale, issuance or delivery of the Remarketed Senior Notes to the Remarketing Agent; (v) costs and expenses related to the review by the Financial Industry Regulatory Authority, Inc. of the Remarketed Senior Notes (including filing fees and the fees and expenses of counsel for the Remarketing Agent relating to such review); (vi) costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Remarketed Senior Notes including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including transportation expenses; (vii) fees and expenses in connection with the registration of the Remarketed Senior Notes under the Exchange Act, if any; (viii) the fees and expenses of the Trustee, Purchase Contract Agent and Collateral Agent, including the fees and disbursements of counsel for each such party in connection with the Indenture and the Remarketed Senior Notes; and (ix) the fees charged by nationally recognized statistical rating organizations for the rating of the Remarketed Senior Notes, if applicable.

SECTION 7. Conditions to the Remarketing Agent’s Obligation. The obligations of the Remarketing Agent hereunder shall be subject to the accuracy, in all material respects (except to the extent that materiality is already addressed therein), of the representations and warranties of the Company herein (as though made on the applicable Remarketing Date and the Remarketing Settlement Date), to the accuracy of the statements of Company officers contained in officer’s certificates delivered pursuant to the provisions hereof, to the performance, in all material respects, by the Company of its obligations and to the following additional conditions:

(a) Subsequent to the Commencement Date, there shall not have occurred (i) any change or development in the condition (financial or otherwise), results of operations, business prospects or properties or of the Company and its subsidiaries taken as a whole which, in the judgment of the Remarketing Agent, is material and adverse and makes it impractical or inadvisable to proceed with the Remarketing or the delivery of the Remarketed Senior Notes on the terms and in the manner contemplated in the Transaction Documents; (ii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is to make it, in the judgment of the Remarketing Agent, impractical to proceed with the Remarketing or the delivery of the Remarketed Senior Notes on the terms and in the manner contemplated in the Transaction Documents, whether in the primary market or in respect of dealings in the secondary market; (iii) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (iv) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (v) any banking moratorium declared by any U.S. federal or New York authorities; (vi) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such Company securities are listed or (vii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Remarketing Agent, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to proceed with the Remarketing or the delivery of the Remarketed Senior Notes on the terms and in the manner contemplated in the Transaction Documents.

(b) The Statutory Prospectus, including the Final Prospectus, shall have been timely filed with the Commission; the final term sheet contemplated by Section 5(n) of this Agreement and any other material required to be filed by the Company pursuant to Rule 433(b) of the Securities Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433 of the Securities Act; no stop order suspending the effectiveness of the Registration Statement, if any, or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and

any request of the Commission for inclusion of additional information in the Registration Statement or the Final Prospectus or otherwise shall have been complied with.

(c) The Remarketing Agent shall have received certificates, dated each of the applicable Remarketing Date and the Remarketing Settlement Date, of the President or Chief Executive Officer, a Vice Chairman or an Executive Vice President of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct in all material respects (except to the extent that materiality is already addressed therein) with the same force and effect as though expressly made at and as of such date; the Company has complied with all agreements in all material respects and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such date; no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; and, subsequent to the respective dates of the most recent audited financial statements in the General Disclosure Package, there has been no Material Adverse Effect.

(d) On each of the applicable Remarketing Date and the Remarketing Settlement Date, the Remarketing Agent shall have received letters addressed to the Remarketing Agent and dated such date, in form and substance satisfactory to the Remarketing Agent, of KPMG LLP (or other nationally recognized independent public accountants of the Company), the independent accountants of the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to certain financial information contained in the Remarketing Materials.

(e) The General Counsel or Assistant General Counsel for each of the Company and Ambac Assurance shall have furnished to the Remarketing Agent his or her respective opinion, addressed to the Remarketing Agent and dated the Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agent addressing such matters as are set forth in such counsel’s opinion furnished pursuant to Sections 7(d)(ii) and 7(d)(iii), as applicable, of the Underwriting Agreement, adapted as necessary to relate to the securities being remarketed hereunder and to the Remarketing Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agent.

(f) A nationally recognized legal counsel acting as outside counsel for the Company, shall have furnished to the Remarketing
Agent its opinion, addressed to the Remarketing Agent and dated the Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agent and addressing such matters as are set forth in the opinions furnished pursuant to Section

7(d)(i) of the Underwriting Agreement, adapted as necessary to relate to the Remarketed Senior Notes and to the Remarketing
Materials, if any, or to any changed circumstances or events occurring subsequent to the date of this Agreement, such adaptations being reasonably acceptable to counsel to the Remarketing Agent.

(g) Outside counsel for the Remarketing Agent shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the applicable Remarketing Date, in form and substance reasonably satisfactory to the Remarketing Agent.

(h) Outside counsel for the Trustee shall have furnished to the Remarketing Agent its opinion, addressed to the Remarketing Agent and dated the Remarketing Settlement Date, in form and substance reasonably satisfactory to the Remarketing Agent, with respect to the due authorization, execution and delivery of the Indenture by the Trustee and the due authentication by the Trustee of the Remarketed Senior Notes.

(i) At the applicable Remarketing Date and the Remarketing Settlement Date, counsel for the Remarketing Agent shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Remarketed Senior Notes as contemplated herein, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, contained herein; and all proceedings taken by the Company in connection with the issuance and sale of the Remarketed Senior Notes as contemplated herein shall be reasonably satisfactory in form and substance to the Remarketing Agent and counsel for the Remarketing Agent.

If any condition specified in this Section 7 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Remarketing Agent by notice to the Company at any time on or prior to the Remarketing Settlement Date, which termination shall be without liability on the part of any party to any other party, except that Section 6, Section 8 and Section 9 shall at all times be effective and shall survive such termination.

SECTION 8. Indemnification.

(a) Indemnification of Remarketing Agent. The Company will indemnify and hold harmless the Remarketing Agent, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls the Remarketing Agent within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, any Issuer Free Writing Prospectus, any “road show” (as defined in Rule 433 of the Securities Act) not constituting an Issuer Free Writing Prospectus or any other Remarketing Materials, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by the Remarketing Agent specifically for use therein; it being understood and agreed that the only such information furnished by the

Remarketing Agent to the Company expressly for use in the Registration Statement, any Statutory Prospectus, the Final Prospectus or any other Remarketing Materials is the information set forth in good faith in a certificate to be provided by the Remarketing Agent on or prior to the Remarketing Date.

(b) Indemnification of Company. The Remarketing Agent will indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Remarketing Agent Indemnified Party”), against any losses, claims, damages or liabilities to which such Remarketing Agent Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of the Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus, any Issuer Free Writing Prospectus or any other Remarketing Materials, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by the Remarketing Agent specifically for use therein as specified in the last sentence of clause (a) above, and will reimburse any legal or other expenses reasonably incurred by such Remarketing Agent Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Remarketing Agent Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred.

(c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

SECTION 9. Contribution. If the indemnification provided for in this Agreement is unavailable or insufficient to hold harmless an indemnified party under Section 8(a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in Section 8(a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Agent on the other from the Remarketing or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Remarketing Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Remarketing Agent on the other shall be deemed to be in the same proportion as the total net proceeds from the Remarketing (before deducting expenses) received by the Company bear to the total Remarketing Fee received by the Remarketing Agent. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Remarketing Agent and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this Section 9. The Company and the Remarketing Agent agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, the Remarketing Agent shall not be required to contribute any amount in excess of the amount by which the Remarketing Fee exceeds the amount of any damages which the Remarketing Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in Sections 8 and 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

SECTION 10. Resignation and Removal of the Remarketing Agent.

Either Credit Suisse, Citigroup, Banc of America or UBS (the “Remarketing Agent Candidates”) may resign and be discharged from their duties and obligations hereunder, and the

Company may remove either of the Remarketing Agent Candidates, by giving 30 days’ prior written notice to the Company, the Purchase Contract Agent and the Depositary; provided, however, that if only one Remarketing Agent Candidate remains, no such resignation nor any such removal of such Remarketing Agent Candidate shall become effective until the Company shall have appointed at least one nationally recognized broker-dealer as successor Remarketing Agent and such successor Remarketing Agent shall have entered into a remarketing agreement with the Company, in which it shall have agreed to conduct the Remarketing in accordance with the Transaction Documents in all material respects. In any such case, the Company will use commercially reasonable efforts to appoint a successor Remarketing Agent and enter into such a remarketing agreement with such person as soon as reasonably practicable. The provisions of Section 8 and Section 9 shall survive the resignation or removal of any Remarketing Agent Candidate pursuant to this Agreement.

SECTION 11. Dealing in Securities. The Remarketing Agent, when acting as a Remarketing Agent or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Remarketed Senior Notes, Corporate Units, Treasury Units or any of the securities of the Company (collectively, the “Securities”). The Remarketing Agent may exercise any vote or join in any action which any beneficial owner of such Securities may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder.

SECTION 12. Remarketing Agent’s Performance; Duty of Care. The duties and obligations of the Remarketing Agent shall be determined solely by the express provisions of this Agreement and the Transaction Documents. No implied covenants or obligations of or against the Remarketing Agent shall be read into this Agreement or any of the Transaction Documents. In the absence of bad faith or gross negligence on the part of the Remarketing Agent, the Remarketing Agent may conclusively rely upon any document furnished to it, as to the truth of the statements expressed in any of such documents. The Remarketing Agent shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties except as otherwise set forth herein. The Remarketing Agent shall have no obligation to determine whether there is any limitation under applicable law on the Reset Rate on the Senior Notes or, if there is any such limitation, the maximum permissible Reset Rate on the Senior Notes. The Remarketing Agent shall rely solely upon written notice from the Company (which the Company agrees to provide prior to the Initial Remarketing Date or the Final Remarketing Date, as applicable) as to whether or not there is any such limitation and, if so, the maximum permissible Reset Rate. The Remarketing Agent, acting under this Agreement, shall incur no liability to the Company or to any holder of Remarketed Senior Notes in its individual capacity or as Remarketing Agent for any action or failure to act, on its part in connection with a Remarketing or otherwise, except if such liability resulted from its failure to comply with the material terms of this Agreement or the bad faith, gross negligence or willful misconduct on its part. The provisions of this Section 12 shall survive the termination of this Agreement and shall survive the resignation or removal of any Remarketing Agent pursuant to this Agreement.

SECTION 13. Termination. This Agreement shall automatically terminate (i) as to the Remarketing Agent on the effective date of the resignation or removal of the Remarketing Agent pursuant to Section 10 and (ii) on the earlier of (x) a Termination Event and (y) the Purchase

Contract Settlement Date. If this Agreement is terminated pursuant to any of the other provisions hereof, except as otherwise provided herein, the Company shall not be under any liability to the Remarketing Agent and the Remarketing Agent shall not be under any liability to the Company, except that if this Agreement is terminated by the Remarketing Agent because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, the Company will reimburse the Remarketing Agent for all of its out-of-pocket expenses (including the fees and disbursements of its counsel) reasonably incurred by it. Notwithstanding any termination of this Agreement, in the event that there has been a Successful Remarketing, the obligations set forth in Section 4 hereof shall survive and remain in full force and effect until all amounts payable under said Section 4 shall have been paid in full. In addition, Section 8, Section 9, Section 12 and Section 13 hereof shall survive the termination of this Agreement or the resignation or removal of the Remarketing Agent.

SECTION 14. Notices. All communications hereunder will be in writing and, if sent to the Remarketing Agent Candidates (or, once a Remarketing Agent has been chosen, to the Remarketing Agent only), will be mailed, delivered or telegraphed and confirmed to the Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, Attention: LCD-IBD, and to the General Counsel, Citigroup Global Markets Inc., 388 Greenwich Street, New York, NY, 10013, Attention: General Counsel, facsimile no. (212) 816-7912, and to Banc of America Securities LLC, 9 West 57th Street, New York, NY 10019; and to UBS Securities LLC, 299 Park Avenue, New York, NY, 10171 Attn: Syndicate Department, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at One State Street Plaza, New York, NY 10004, Attention: General Counsel; or if sent to the Purchase Contract Agent, will be mailed or delivered and confirmed to it as The Bank of New York, 101 Barclay Street-8W, New York, NY 10286, Attention Corporate Trust Division – Corporate Finance Unit.

SECTION 15. Persons Entitled to Benefit of Agreement. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling and other persons referred to in Sections 8 and 9, and no other person will have any right or obligation hereunder.

SECTION 16. Survival. The respective indemnities, representations, warranties and agreements of the Company and the Remarketing Agent contained in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall survive any Remarketing and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

SECTION 17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws principles thereof.

SECTION 18. Judicial Proceedings.

(a) Each party hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in New York City in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in New York City and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

(b) Each party hereto agrees, to the fullest extent that it may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 18(a) brought in any court shall be conclusive and binding upon such party, subject to rights of appeal and may be enforced in the courts of the United States of America or the State of New York (or any other court the jurisdiction to which the Company is or may be subject).

SECTION 19. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

SECTION 20. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

SECTION 21. Absence of Fiduciary Relationship. The Company hereby acknowledges that (a) the Remarketing pursuant to this Agreement will be an arm’s-length commercial transaction between the Company, on the one hand, and the Remarketing Agent and any affiliate through which it may be acting, on the other, (b) the Remarketing Agent is not acting as a fiduciary or agent (except pursuant to the express terms hereof) of the Company and (c) the Company’s engagement of the Remarketing Agent in connection with the Remarketing is as independent contractor and not in any other capacity. Furthermore, the Company agrees that it is solely responsible for making its own judgments in connection with the Remarketing (irrespective of whether the Remarketing Agent has advised or is currently advising the Company on related or other matters). The Company agrees that it will not claim that the Remarketing Agent has rendered advisory services of any nature or respect in its role as Remarketing Agent in the Remarketing, or owe a fiduciary or agency (except pursuant to the express terms hereof) or similar duty to the Company, in connection with the Remarketing or the process leading thereto.

SECTION 22. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provisions of any constitution, statute, rule or public policy or for any other reason, then, to the extent permitted by law, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

SECTION 23. Amendments. This Agreement may be amended by an instrument in writing signed by the parties hereto. The Company agrees that it will not enter into, cause or permit any amendment or modification of the Transaction Documents or any other instruments or agreements relating to the Senior Notes or the Corporate Units that would adversely affect the rights, duties or obligations of the Remarketing Agent Candidates, without their prior written consent.

SECTION 24. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other Person without the prior written consent of Credit Suisse and Citigroup. The rights and obligations of the Remarketing Agent hereunder may not be assigned or delegated to any other Person (other than an affiliate of the Remarketing Agent) without the prior written consent of the Company.

If the foregoing correctly sets forth the agreement by and between the Company, the Remarketing Agent Candidates and the Purchase Contract Agent, please indicate your acceptance in the space provided for that purpose below.

SIGNATURES ON THE FOLLOWING PAGE

Very truly yours,

AMBAC FINANCIAL GROUP, INC.

		By:	/s/ David Trick
		Name:	David Trick
		Title:	Managing Director and Treasurer

CONFIRMED AND ACCEPTED: CREDIT SUISSE SECURITIES (USA) LLC		CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Stephan A. Kiratsous	By:	/s/ Gautam Chowla
Name:	Stephan A. Kiratsous	Name:	Gautam Chowla
Title:	Managing Director	Title:	Managing Director

BANC OF AMERICA SECURITIES LLC		UBS SECURITIES LLC

By:	/s/ Thomas M. Morrison	By:	/s/ Alejandro Przygoda
Name:	Thomas M. Morrison	Name:	Alejandro Przygoda
Title:	Managing Director	Title:	Managing Director

THE BANK OF NEW YORK

not individually but solely as Purchase Contract Agent and as attorney-in-fact for the Holders of the Purchase Contracts		UBS SECURITIES LLC

By:	/s/ Franca M. Ferrera	By:	/s/ Jonathan Bayer
Name:	Franca M. Ferrera	Name:	Jonathan Bayer
Title:	Assistant Vice President	Title:	Executive Director

Remarketing Agreement

21